SINOBIOMED COMPLETES EVALUATION OF PRECLINICAL SAFETY
STUDIES ON WORLD’S FIRST RECOMBINANT HUMAN KALLIKREIN

In Vivo Experiments Show New Treatment Safe and Effective In Reducing
Damage To Nerve Function Caused By Ischemic Infarction

(Shanghai, China - August 21, 2007) Sinobiomed Inc. (“Sinobiomed”, or “the Company”) is pleased to update on preclinical trial progress for the recombinant human kallikrein (rhK1) being developed by Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. ("Shanghai Wanxing"), the Company’s 82% owned subsidiary.

During preclinical drug development, a drug developer evaluates a drug's toxic and pharmacologic effects through in vitro and in vivo laboratory animal testing. Shanghai Wanxing researchers are developing recombinant human kallikrein (rhK1) to treat stroke and peripheral vascular disorders, and to prevent blood clots and thrombosis.

Kallikreins are human enzymes that participate in a wide range of functions in the body, including blood clotting and inflammation. Some kallikrein treatments in China are currently extracted from human body fluids or organs, but at high cost and less than ideal effectiveness due to purity issues. Shanghai Wanxing is developing rhK1, the world’s first recombinant human kallikrein, with purity levels as high as 98% and low production costs.

The preliminary results of the pre-clinical study showed that dogs could be safely injected with 400 times the normal human dose. The study results in dogs and rabbits further demonstrated that rhK1 could significantly reduce the nerve function barrier caused by ischemic brain infarction, decrease the infarction scope and attenuate cerebral edema. The animal study also showed the efficacy of rhK1 is better than that of the kallikrein treatments extracted from human fluids and organs.

Once the preclinical study data have undergone final analysis, Shanghai Wanxing intends to apply for approval to undertake human clinical research. The clinic trial of rhK1 is expected to begin with ischemic brain infarction and extend to other conditions.

Shanghai Wanxing has applied for a Chinese patent for rhK1 and is applying to the Patent Control Treaty for an international patent.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and market ready, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

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